Exhibit 10.2

AMENDMENT NO. 1 TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of December 14, 2017, is entered into by and between LiveXLive Media, Inc., a Delaware corporation (the “Company”), and Jerome N. Gold (the “Executive”). The Company and the Executive shall collectively be referred to herein as the “Parties”. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Amended and Restated Employment Agreement, dated as of September 1, 2017 (the “Employment Agreement”);

WHEREAS, the Parties now desire to amend the Employment Agreement as set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Employment Agreement, the Employment Agreement may be amended by the Parties pursuant to a written instrument duly executed by each of the Parties.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to the Employment Agreement.

(a) Section 5.1(a) of the Employment Agreement is hereby amended by inserting the bold, underlined text and deleting the stricken through, italicized text in as follows:

“During the Employment Period, the Company shall pay to Executive a cash base salary at the following applicable rates: (i) during the period starting on the Effective Date and ending on the date immediately prior to the date on which the First Underwritten Public Offering (as hereinafter defined) is consummated: at the rate of not less than One Hundred Twenty Thousand Dollars ($120,000) per annum; and (ii) from and after the date on which the First Underwritten Public Offering is consummated: at the rate of not less than Three ~~Four~~ Hundred Thousand Dollars ($3~~4~~00,000) per annum. During the Employment Period the Board (or the Compensation Committee) shall review Executive’s annual cash base salary not less frequently than on an annual basis and may increase (but not decrease, including as it may be increased from time to time) such base salary. Executive’s annual cash base salary, as it may be increased from time to time, is referred to herein as the “Base Salary.” The Company shall pay the Base Salary to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments.”

(b) Section 5.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Public Offering Bonus. In addition to the Base Salary and the Performance Bonus defined in Section 5.3, the Company shall pay to Executive a cash bonus in an amount equal to One Hundred Thousand Dollars ($100,000) (the “Public Offering Bonus”) in a single lump sum payment on March 31, 2019, if the First Underwritten Public Offering is consummated on or before such date and during the Employment Period.”

(c) Section 5.4 of the Employment Agreement is hereby amended by deleting the stricken through text as follows:

“In addition to any other equity-based compensation or equity awards the Company or any other member of the Company Group grants to Executive on or after the Effective Date, the Company shall grant to Executive, as soon as practicable following the Effective Date, nonqualified options to purchase a total of one million (1,000,000) shares of the Company’s common stock, par value $0.001 (collectively, the “Shares” and each, individually, a “Share”), at a price of fifty-five cents ($0.55) per Share which the parties agree reflects the fair market value of the Shares (the “Option”). Such Option shall vest as follows, subject to Executive’s continued service to the Company and the other provisions of this Agreement: (i) the Option shall have a term of ten (10) years from the date of grant (the “Option Expiration Date”); and (ii) the Option shall vest as to one-twelfth (1/12) of the Shares three (3) months after the Effective Date, and as to an additional one-twelfth (1/12) of the Shares on such date every third month thereafter through the date three (3) years after the Effective Date. Each tranche of Shares subject to the Service Option shall become exercisable on the earlier of (i) one (1) year after the date each tranche shall vest, (ii) the second anniversary of the Effective Date, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company. Notwithstanding the foregoing, in the event of a “Change of Control” (as defined in the Company’s 2016 Equity Incentive Plan) any unvested portion of the Service Option shall vest and become exercisable effective immediately prior to such event.”

(d) Definition of “Other Equity Awards” in Section 8.1 of the Employment Agreement is hereby amended by deleting the stricken through text as follows:

““Other Equity Awards” means all equity compensation or other equity awards granted by any member of the Company Group to Executive on or after the Effective Date (including restricted stock, restricted stock units, stock appreciation rights, and stock options), excluding the ~~Service~~ Option.”

(e) In addition to any other equity-based compensation or equity awards that the Company has granted to the Executive prior to the date hereof, the Company shall grant to the Executive, as soon as practicable following the date hereof (such actual grant date shall be referred to herein as the “Grant Date”), nonqualified options to purchase a total of three hundred thirty three thousand three hundred thirty three (333,333) shares of the Company’s common stock, par value $0.001 (collectively, the “Shares” and each, individually, a “Share”), at a price of four dollars ($4.00) per Share which the parties agree reflects the fair market value of the Shares (the “Additional Option”). Such Additional Option shall vest as follows, subject to Executive’s continued service to the Company and the other provisions of this Agreement and the Employment Agreement: (i) the Additional Option shall have a term of ten (10) years from the Grant Date; and (ii) the Additional Option shall vest as to one-twelfth (1/12) of the Shares three (3) months after the Grant Date, and as to an additional one-twelfth (1/12) of the Shares on such date every third month thereafter through the date three (3) years after the Grant Date. Each tranche of Shares subject to the Additional Option shall become exercisable on the earlier of (i) one (1) year after the date each tranche shall vest, (ii) the second anniversary of the Grant Date, or (iii) the earliest date vested equity awards become exercisable or transferable for similarly situated executives of the Company. Notwithstanding the foregoing, in the event of a “Change of Control” (as defined in the Company’s 2016 Equity Incentive Plan) any unvested portion of the Additional Option shall vest and become exercisable effective immediately prior to such event.

(f) Except for the amendments expressly set forth in this Section 1, the text of the Employment Agreement shall remain unchanged and in full force and effect.

Section 2. Miscellaneous. The provisions of Sections 8.8 and 9 of the Employment Agreement are incorporated herein by reference.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have entered into and signed this Amendment as of the date and year first above written.

COMPANY:

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	CEO and Chairman

EXECUTIVE:

jerome n. gold

/s/ Jerome N. Gold
(signature)

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